SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or
     240.14a-12

              First Financial Bankshares, Inc.
     (Name of Registrant as Specified in its Charter)

                    Curtis R. Harvey
         (Name of Person(s) Filing Proxy Statement)

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    Act Rule 14a-6(i)(3).

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which
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                        FIRST FINANCIAL BANKSHARES, INC.

                                 400 Pine Street

                              Abilene, Texas 79601
                                 (915) 627-7155

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 22, 1997

TO OUR SHAREHOLDERS:

         The annual meeting of shareholders of First Financial Bankshares, Inc. will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m. on Tuesday, April 22, 1997, for the following purposes:

                  (1)      To elect 14 Directors of the Company.

                  (2) To approve the appointment by the Board of Directors of Arthur Andersen LLP as the independent accountants of the Company for the year 1997.

                  (3) To act on such other business as may properly come before the meeting, or any adjournment thereof. The Board of Directors ("management") is not aware of any other business to come before the meeting.

         The transfer books of the Company will not be closed, but only the holders of common stock of record at the close of business on March 14, 1997, will be entitled to notice of and to vote at the annual meeting.

         The management sincerely desires your presence at the annual meeting and luncheon to be held immediately thereafter, but, nevertheless, respectfully urges you to sign and return the enclosed proxy in order to remove any question of your vote being counted. If you sign and return the proxy, but later desire to vote in person, you may revoke your proxy by a written request to either of the named proxies. Revocation of your proxy can be done either before or at the annual meeting, so long as your written request is received by one of the named proxies before your proxy is voted.

         By order of the Board of Directors.

                                                 KENNETH T. MURPHY, Chairman

March 28, 1997

                        FIRST FINANCIAL BANKSHARES, INC.

                                 400 Pine Street

                              Abilene, Texas 79601

                                 (915) 627-7155

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 22, 1997

                    SOLICITATION AND REVOCABILITY OF PROXIES


          The accompanying proxy is solicited by and on behalf of the Board of Directors of First Financial Bankshares, Inc., a Texas corporation (the "Company"), for use at the annual meeting of shareholders to be held on Tuesday, April 22, 1997, at the time and place and for the purposes set forth in the accompanying notice and at any recess or adjournments thereof. The solicitation will be by mail. The total expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. It may be that further solicitation of proxies will be made by telephone or oral communication with some of the shareholders of the Company following the original solicitation. All further solicitation will be made by the officers of the Company who will not be additionally compensated therefor.

         The accompanying proxy, even though executed and returned, may be revoked at any time prior to voting of the proxy by written request to either of the named proxies by the shareholder of record.

         The proxy materials were mailed to shareholders on March 28, 1997. Only shareholders of record at the close of business on March 14, 1997, will be entitled to vote at such meeting. On such date there were 6,727,630 shares of common stock outstanding and entitled to vote. In order for any business to be conducted at the meeting, a quorum consisting of shareholders having voting rights with respect to a majority of the Company's issued and outstanding stock (exclusive of treasury stock) must be present in person or by proxy. Except as otherwise required by law, all matters submitted to a vote of the shareholders require approval of a majority of the shares present at the meeting. The holders of common stock will be entitled to one vote per share and cumulative voting is not permitted.

                              ELECTION OF DIRECTORS

         A Board of Directors is to be elected at the annual meeting. Each Director elected will hold office until the next annual meeting of the shareholders and until his or her successor shall be elected and qualified. Under the Bylaws of the Company, an individual may not stand for election or reelection as Director upon attainment of 72 years of age unless such individual owns at least 1% of the outstanding shares of the Company and is less than 75 years of age. While Bylaws of the Company fix the number of Directors at a number not less than three nor more than thirty, fourteen nominees are named and proposed by management. The reason that the number of Directors authorized exceeds the number of nominees is to avoid the necessity of amending the Bylaws of the Company each time that it would appear to be to the advantage of the Company to increase the number of its Directors. The proxies accompanying this proxy statement cannot be voted by the proxy committee for a greater number of persons than the number of nominees named. Other Directors could be elected after nominations from the floor of the meeting, if such nominees each receive a majority vote of the shareholders. Although the management of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will vote in accordance with its best judgment.

         The names and principal occupations of the nominees, together with the length of service as a Director and the number of shares of common stock of the Company beneficially owned by each of them on February 11, 1997, are as follows:


                                                                                                 Shares of
                                                                                                  The Company       Percent
                                                Years as         Principal Occupation           Beneficially        of Shares
Name                        Age   Office        Director (1)     During Last Five Years             Owned         Outstanding

Joseph E. Canon (4)         54    Director          1            Executive Director                  4,305             -
                                                                 Dodge Jones Foundation
Mac A. Coalson (5)          58    Director          1            Real Estate and Ranching           75,266            1.1
F. Scott Dueser (2)         43    Director          6            President and Chief                49,523            0.7
                                                                 Executive
                                                                 Officer,  First
                                                                 National   Bank
                                                                 of     Abilene,
                                                                 Abilene, Texas*
                                                                 since  May  18,
                                                                 1993;
                                                                 President,
                                                                 First  National
                                                                 Bank         of
                                                                 Abilene,
                                                                 Abilene,Texas*,
                                                                 January     15,
                                                                 1991,   to  May
                                                                 18,       1993;
                                                                 Executive  Vice
                                                                 President,
                                                                 First  National
                                                                 Bank         of
                                                                 Abilene,
                                                                 Abilene, Texas*
Patrick N. Gerald           57    Director         16            Chairman and President,            26,454            0.4
                                                                 First National Bank,
                                                                 Sweetwater, Sweetwater,
                                     Texas*
Robert E. Hitt (2) (5)      72    Director         24            Investments                        67,222            1.0
Raymond A. McDaniel, Jr.    63    Director          5            McDaniel Associates                25,892            0.4
   (4) (5)
Bynum Miers (3) (5)         60    Director          5            Ranching and Investments           16,816            0.3
Kenneth T. Murphy (2)       59    Chairman,        25            See "Executive Officers"           78,263            1.2
                                  President                      on Page 5
                                  and Chief
                                  Executive
                                  Officer, and
                                  Director
Dian Graves Owen (3)        57    Director          4            Chairman, Owen Healthcare, Inc.    17,343            0.3
James M. Parker (2) (4)     66    Director         24            President, Parker                 253,941            3.8
                                                                 Properties, Inc.
Jack D. Ramsey, M.D.        66    Director          -            Physician                          50,465            0.8
Craig Smith                 54    Director          7            Chairman and President,            36,034            0.5
                                                                 Hereford State Bank,
                                                                 Hereford, Texas*
H.T. Wilson (2) (3)         69    Director         14            Chairman, Eastland National        62,857            0.9
                                                                 Bank, Eastland, Texas*
Walter F. Worthington       70    Director          1            Chairman, Weatherford             108,271            1.6
                                                                 National Bank,
                                                                 Weatherford, Texas*

Shares beneficially owned by all Executive Officers and Directors as a group                       876,330           13.0

*The bank shown is a subsidiary of the Company.

(1) The years indicated are the approximate number of years each person has continuously served as Director of the Company, or, prior thereto, of First National Bank of Abilene, which became a wholly-owned subsidiary of the Company in April 1973, when all the then Directors of First National
       Bank of Abilene became Directors of the Company.
(2)    This Director/Nominee is a member of the Executive Committee.
(3)    This Director/Nominee is a member of the Stock Option Committee.
(4) This Director/Nominee is a member of the Administrative Committee of the Company Profit Sharing and Pension Plan.
(5)    This Director/Nominee is a member of the Directors' Audit Committee.


                         MEETINGS OF BOARD OF DIRECTORS

         During the last full year, four regular quarterly meetings of the Board of Directors were called and held. All Directors except Mrs. Owen were able to attend at least 75% of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board on which they served. Directors who are not officers of the Company receive $1,000 for each Board meeting attended.

                                   COMMITTEES

         First Financial Bankshares, Inc. does not have a standing nominating or compensation committee of the Board of Directors. The Company has a standing Executive Committee whose responsibilities include functioning as a compensation committee and a nominating committee with appropriate recommendations to the entire Board. The Executive Committee met nine times during 1996 and, among other items, considered and took action on matters relating to its capacity as compensation and/or nominating committee. In its capacity as nominating committee, the Executive Committee will consider director nominations from security holders. There are no prescribed procedures that the security holder must follow. The Company has a Directors' Audit Committee that has the responsibility of acting on behalf of the Board in receiving and reviewing both internal and external audit reports. During 1996 the Audit Committee met three times. The Company also has an Administrative Committee for the Profit Sharing, Pension and Flexible Spending Account Benefit Plans. Pursuant to the 1992 Incentive Stock Option Plan for Key Employees of First Financial Bankshares, Inc. and its Subsidiaries, the Board of Directors has also appointed a Stock
Option Committee composed of four members. The Directors serving on these committees are indicated in the section titled "ELECTION OF DIRECTORS." Directors who are not officers of the Company receive $600 for each committee meeting attended.

                       APPROVAL OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected Arthur Andersen LLP to serve as independent certified public accountants to the Company and its subsidiaries for the year 1997 and to serve until the next annual meeting in April 1998. Arthur Andersen LLP has served as the Company's independent accountants since 1990. The Company has been advised by Arthur Andersen LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in the Company or any of its subsidiaries, nor has had any connection with the Company or any of its subsidiaries in any capacity other than independent accountants.

         The Board of Directors recommends that you vote for the approval of the appointment of Arthur Andersen LLP. If the shareholders do not approve the appointment of Arthur Andersen LLP, then the appointment of independent accountants will be reconsidered by the Board of Directors.

         Representatives of Arthur Andersen LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                               EXECUTIVE OFFICERS

         The executive officers of First Financial Bankshares, Inc. are:


                                                           Term of     Years Served     Principal Occupation
Name                           Age    Office                Office     In Such Office   During Past 5 Years

Kenneth T. Murphy              59     Chairman,             1 year      10 years        Chairman, President and Chief
                                      President and                                     Executive Officer; Chairman,
                                      Chief Executive                                   First National Bank of Abilene,
                                      Officer                                           Abilene, Texas*
Curtis R. Harvey               51     Executive Vice        1 year        6 years       Executive Vice President and
                                      President and                                     Chief Financial Officer
                                      Chief Financial
                                      Officer
Tommy J. Barrow                49     Executive Vice        1 year        2 years       Executive Vice President since
                                      President                                         October 1, 1995; President, First
                                                                                        National Bank of Andrews
* The bank shown is a subsidiary of the Company.


                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table provides individual compensation information on the Chief Executive Officer and the four most highly compensated officers of the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                                                                            Long Term
                                                                          Annual          Compensation
                                                                        Compensation         Awards
                                                                                             Number of
                                                                                           Securities
                                                                                            Underlying        All Other
                                                                                             Options         Compensation
Name and Principal Position                                  Year         Salary($)          (#) (1)         ($) (2)
--------------------------------------------------------------------------------------------------------------------

Kenneth T. Murphy, Chairman, President & CEO                 1996          $ 315,750               -           $   18,421
First Financial Bankshares, Inc.                             1995            295,500             3,750             18,143
                                                             1994            277,000               -               17,605

F. Scott Dueser, President & CEO                             1996            185,000               -               21,210
First National Bank of Abilene                               1995            173,250             2,500             20,397
                                                             1994            168,000               -               18,380

Patrick N. Gerald, Chairman, President & CEO                 1996            145,000               -               15,741
First National Bank, Sweetwater                              1995            137,500             1,250             19,561
                                                             1994            137,500               -                8,186

Craig Smith, Chairman, President & CEO                       1996            140,000               -               10,043
Hereford State Bank                                          1995            132,000             1,250             19,700
                                                             1994            130,000               -               15,986

Curtis R. Harvey, Executive Vice President & CFO             1996            130,000               -               15,686
First Financial Bankshares, Inc.                             1995            124,000             1,250             14,829
                                                             1994            121,800               -               14,157



(1) Adjusted for stock splits and stock dividends.
(2) The Company's contribution to Profit Sharing Plan.





                         COMPENSATION PURSUANT TO PLANS
General

           The Company has both a Pension and a Profit Sharing Plan. An employee is eligible to become a participant in the Company Pension and Profit Sharing Plans on January 1, coincident with or immediately following date of employment. The Company and all of its then subsidiary banks adopted a Flexible Spending Account Benefit Plan for all employees that became effective in 1988. First National Bank in Cleburne adopted all benefit plans effective in 1991. Stephenville Bank & Trust Co. adopted all benefit plans effective in 1993. Southwest Bank of San Angelo adopted the Pension and Flexible Spending Account Benefit Plan effective in 1994 and Profit Sharing Plan effective in 1995. Weatherford National Bank adopted the Pension Plan, Profit Sharing Plan and Flexible Spending Account Benefit Plan effective in 1996.

Profit Sharing Plan

           Each participating employer (that is, the Company and each subsidiary that has adopted the Plan) determines on an annual basis the contribution that it will make to the Profit Sharing Plan from such employer's operating profits. Contributions under the Profit Sharing Plan are administered by an Administrative Committee appointed by the Board of Directors of First Financial Bankshares, Inc. for the exclusive benefit of Plan participants under the provisions of a Trust Agreement. Under the Profit Sharing Plan, eligible employees may contribute between 1% and 5% of their eligible earnings, although contributions by employees are not required as a condition of participation. Each employer's annual contribution is allocated among the accounts of the active Plan participants employed by such employer, in the ratio that each participant's compensation bears to the total compensation of all participants of such employer. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, director fees, group insurance benefits and pension and profit sharing contributions. Notwithstanding the foregoing, the compensation amount used to calculate a participant's benefit is limited by the IRS to a maximum of $150,000. Additionally, the Annual Addition that may be allocated to a participant is limited to $30,000. Effective January 1, 1988, compensation also includes the amount elected by an employee as salary reduction under the Flexible Spending Account Benefit Plan.

           The Profit Sharing Plan provides for benefits to vest (become nonforfeitable) in graduated percentages for the first six (6) years of participation, with benefits being fully vested after seven (7) years of credited service. Generally, an employee's benefit at normal retirement will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the trust and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes, and death or disability of a participant while employed by the Company or one of its subsidiaries results in immediate full vesting with respect to employer contributions. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account are distributed to him.

Pension Plan

           The Company's Pension Plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the Plan. The annual benefit for a participant in the Pension Plan who retires on his normal retirement date is the Accrued Benefit at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. "Average Compensation" is the average compensation during the 10 years immediately preceding the date of determination. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, director fees, group insurance benefits and pension and profit sharing contributions. There are provisions in the Plan for early retirement with reduced benefits. There is no vesting of Plan benefits until a participant has 5 or more years of credited service with participating employers. Full (100%) vesting occurs upon the completion of 5 years of credited service or upon reaching age 65 without regard to credited service.

           The Company Pension Plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and there is no present funding deficiency. Contributions to the Company Pension Plan for the past five years (1992-1996) have been $98,097; $162,052; $272,346;
$533,411; and $491,681, respectively.

           The following table illustrates estimated retirement benefits under the Company Pension Plan for persons in specified remuneration and years of service categories and which benefits are payable annually for life with 10 years certain. The benefits listed in the table are not subject to any deduction for social security or other offset amounts. This illustration does not reflect any benefit that a participant may have accrued at December 31, 1988.


                               PENSION PLAN TABLE

                                                                               Years of Service
Remuneration                                       15               20               25                30               35
--------------------------------------------------------------------------------------------------------------------------

$  25,000                                       $  4,688         $  6,250         $  7,813          $  9,375        $  10,938
   50,000                                          9,375           12,500           15,625            18,750           21,875
   75,000                                         14,063           18,750           23,438            28,125           32,813
  100,000                                         18,750           25,000           31,250            37,500           43,750
  125,000                                         23,438           31,250           39,063            46,875           54,688
  150,000                                         28,125           37,500           46,875            56,250           65,625

             The maximum annual pension benefit payable allowable under current law is $120,000.


           As of December 31, 1996, Mr. Murphy was credited with 26 years of service under the Company Pension Plan, Mr. Gerald was credited with 21 years of service, Mr. Smith was credited with 27 years of service, Mr. Dueser was credited with 20 years of service, and Mr. Harvey was credited with 6 years of service. The covered compensation of each of these officers and directors during 1996 was $150,000; $145,243; $136,225; $150,000; and $131,476, respectively.

           In 1992, the Board of Directors approved a deferred compensation agreement between First Financial Bankshares, Inc. and Kenneth T. Murphy, Chairman, President and Chief Executive Officer. The agreement was made in recognition of his contribution to the success of the Company and as an inducement to remain, subject to the discretion of the Board of Directors, in the employ of the Company. The agreement provided that following retirement in December 2002, or such later date as may be mutually agreed upon by the parties, the Company would pay Mr. Murphy, or his beneficiary, the sum of $6,250 per month for a period of 84 months. In 1995 the agreement was revised to provide for the sum of $8,750 per month for a period of 84 months. The increase serves to offset the reduction in Mr. Murphy's pension benefit resulting from a lower covered compensation amount now allowable under Federal tax law. The monthly amount is considered to be an appropriate level of supplemental income to partially offset Mr. Murphy's reduction in personal income following retirement and is based on an analysis of the difference in projected final year compensation and retirement compensation. The agreement also provides for 70% vesting at age 62, 80% vesting at age 63, and 90% vesting at age 64.

Flexible Spending Account Benefit Plan

           Effective January 1, 1988, the Company and its subsidiaries adopted a Flexible Spending Account Benefit Plan. An employee is eligible to become a participant in this plan on the first day of the month following completion of two months of service. The Flexible Spending Account Benefit Plan allows each participant to redirect a portion of his/her salary, before taxes, to pay certain medical and/or dependent care expenses.

                                  STOCK OPTIONS

           At the 1992 Annual Meeting, the "1992 Incentive Stock Option Plan" was approved and adopted. The purposes of the Plan are to attract and retain key employees and to encourage employee performance by providing them with a proprietary interest in the Company through the granting of stock options. The maximum aggregate number of shares of the Company's common stock that may be issued under the Plan is 100,000, subject to adjustment for stock dividends and similar events. The 1992 Plan includes substantially the same features as the expired 1982 Plan and is administered by a Stock Option Committee appointed by the Board of Directors. There were no options granted during 1996.

           The following table contains information concerning each exercise of stock options during the last fiscal year by each of the persons named below and the fiscal year-end value of unexercised options.


                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values


                                                                             Number of
                                                                            Securities          Value of
                                                                             Underlying        Unexercised
                                                                            Unexercised        In-the-Money
                                                                           Options at FY-       Options at
                                                                              End(#)(1)          FY-End($)
                                         Shares Acquired        Value        Exercisable/      Exercisable/
Name                                      on Exercise(#)      Realized($)    Unexercisable     Unexercisable

Kenneth T. Murphy                                  7,750     $    182,970            1,688   $        44,512
                                                                                     9,984           170,294

F. Scott Dueser                                    5,258          128,511                -                 -
                                                                                     6,656           113,529

Patrick N. Gerald                                  2,908           64,821              515            13,581
                                                                                     3,328            56,765

Craig Smith                                        3,171           74,273              774            20,410
                                                                                     3,585            61,148

Curtis R. Harvey                                     773           18,645                -                 -
                                                                                     3,585            61,148

(1) Adjusted for stock splits and other stock dividends.


                           EXECUTIVE RECOGNITION PLAN

           In April, 1996, the outside directors of the Company, who constituted a majority of the Board of Directors, unanimously approved an Executive Recognition Plan (the "Plan"). The Plan enables the Compensation Committee of the Board of Directors to offer key executive officers of the Company and its subsidiary banks an Executive Recognition Agreement (the "ER Agreement"). ER Agreements have since been offered to, and accepted by, each executive officer of the Company having the title of Executive Vice President or higher, and each executive officer of each subsidiary bank of the Company having the title of President or higher. Each ER Agreement provides a severance payment to the key executive officer if his employment with the Company or a subsidiary of the Company is involuntarily terminated (whether actually or constructively) within two (2) years following a Change in Control, if the Change in Control occurs prior to May 31, 1998. For purposes of the Plan and each ER Agreement, a "Change in Control" occurs if either (1) any entity or person ( or group of persons) becomes the beneficial owner, or obtains voting control, of more than 50% of the outstanding Common Stock of the Company; or (2) a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction is approved by the shareholders of the Company and, as a result, those persons who were the beneficial owners of the Company immediately prior to such transaction do not, immediately after consummation of such transaction, own more than 50% of the outstanding stock or other securities entitled to vote generally for the election of directors of the reorganized, merged, recapitalized or resulting company; or (3) a sale or transfer is made, in one or more related transactions, of assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries taken as a whole; or (4) the shareholders of the Company approve liquidation or dissolution of the Company. The severance payment to which a key executive officer shall be entitled under his or her ER Agreement is determined on an individual basis by the Compensation Committee of the Board, but may not exceed two (2) times such executive officer's annual base salary immediately preceding termination of his or her employment following a Change in Control.

           The amount of severance compensation payable under the Plan and each ER Agreement does not exceed the amount which would be deductible by the Company under the applicable Internal Revenue Code "golden parachute" payment limitations, after taking into consideration all other payments to each key executive officer covered by the Plan, such as a payment to said executive officer (actual or constructive) resulting from acceleration of vesting of stock options, restrictive stock grants or other benefits upon termination of his employment. Each current ER Agreement has a term of two (2) years, beginning June 1, 1996. However, if a Change in Control shall occur during the original term of the Agreement, then the ER Agreement shall continue in effect for an additional period of two (2) years following such Change in Control. Similarly, if a second Change in Control occurs within two (2) years from the date of the first Change in Control, then the ER Agreement shall continue in effect for a period of two (2) years from the date of the second Change in Control.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           No person who served as a member of the Executive Committee in its capacity as compensation committee was, during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, or had any relationship requiring disclosure in this Notice to Shareholders. However, committee member James Parker did obtain loans from a subsidiary bank during the past year. In each case, such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a Director of the Company.

              EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

           During the past fiscal year the Company's executive compensation program was administered by the Executive Committee acting in the capacity of compensation committee. The Company's executive compensation program consists of base salary, profit sharing, and incentive stock options. With the exception of the Chief Executive Officer, and Mr. Dueser whose salary is reviewed in February and adjusted March 1, the base salaries for the executive officers named on page 6 of this Notice are reviewed in December of each year with adjustments made effective January 1. Included among the factors that the committee considers when approving annual base salaries are: attainment of planned goals and objectives, scope of responsibility (asset size of subsidiary bank and/or degree of influence on the Company's profitability and operations), tenure with the Company, evaluation input from subsidiary bank directors, and relationship of base salary to the base salaries of other members of the executive officer group.

           The base salary for Mr. Murphy was reviewed in March 1996 with an adjustment made effective April 1, 1996. The increase was based on the following factors:

           - The Company's financial performance for 1995.
           - Performance  of  Chief  Executive   Officer's  duties  that  relate
             primarily to leading and managing the Company within the broad guidelines set by the Board of Directors.
           - Base salary compared to SNL Securities, Inc. compensation survey data for chief executive officers of similar size organizations within the industry.
           - Successful negotiation and completion of two acquisition trans-actions.
           - Subjective evaluations of Mr. Murphy's contribution to the overall success of the Company.

                  Stock options are granted under the Incentive Stock Option Plan upon recommendation of the Stock Option Committee of the Board of Directors. The Executive Committee believes that the Stock Option Plan is an integral part of the executive compensation program that encourages key employees to align their long-range interest with those of shareholders by accomplishing longer-term corporate goals. There were no stock options granted during 1996.

         Robert E. Hitt                                       H.T. Wilson
         James Parker


                  The line graph below compares cumulative total shareholder return with: a performance indication of the overall stock market, the S&P 500 Stock Index; a banking industry index, the Keefe, Bruyette and Woods, Inc. (KBW) 50 Total Return Index, which is comprised of fifty of the nation's top banking companies; and the SNL Banks Index, which is a banking index prepared by SNL Securities and comprised of banks with $1 billion to $5 billion in total assets. Management believes a comparison of the Company's total shareholder return to that of similar size organizations is more meaningful and intends to use the SNL Index in future years.


                   First Financial Bankshares, Inc.
               Comparison of Five Year Cumulative Return

[LINE GRAPH OMITTED AND REPLACE WITH TABLE]



                    1991      1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----      ----


First Financial      100       203       245       191       259       391
SNL Banks            100       145       174       183       246       320
KBW 50               100       127       134       128       204       289
S&P 500              100       108       118       120       165       203

     ---------------------------------------------------------------------
     Assumes $100 invested on December 31, 1991, in First Financial Bankshares,
     Inc. Common Stock, the S&P 500 Index, the SNL Banks, and the KBW 50 Total
     Return Index


           PRINCIPAL SHAREHOLDERS OF FIRST FINANCIAL BANKSHARES, INC.

                  At December 31, 1996, management was not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than five percent (5%) of the Company's common stock. However, First National Bank of Abilene, First National Bank, Sweetwater, and Stephenville Bank & Trust Co. held of record in various fiduciary capacities an aggregate of 1,378,328 shares of such stock. Of the total shares held, these subsidiaries of the Company had sole power to vote 716,650 shares (10.7%), 104,455 shares (1.6%), and 1,406 shares (
- %), respectively. In addition, First National Bank of Abilene and First National Bank, Sweetwater, shared, with other persons, the power to vote the remaining 549,440 shares and 6,377 shares, respectively. All the shares held by each subsidiary bank, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts.

                        INTEREST IN CERTAIN TRANSACTIONS

                  As has been true in the past, some of the Company's officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of the subsidiary banks of the Company (First National Bank of Abilene, Abilene, Texas; Hereford State Bank, Hereford, Texas; First National Bank, Sweetwater, Sweetwater, Texas; Eastland National Bank, Eastland, Texas; First National Bank in Cleburne, Cleburne, Texas; Stephenville Bank & Trust Co., Stephenville, Texas; Southwest Bank of San Angelo, San Angelo, Texas; Weatherford National Bank, Weatherford, Texas). As customers, they have had transactions in the ordinary course of business with such banks including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving subsidiary banks of the Company and the Company's officers and directors, or other businesses with which they may be affiliated, have been classified or disclosed as nonaccrual, past due, restructured or potential problems.

                            PROPOSALS OF SHAREHOLDERS

                  Proposals of shareholders intended to be presented at the next annual meeting, to receive consideration, must be submitted in writing and delivered to the Company no later than December 1, 1997.

                       UNDERTAKING TO FURNISH INFORMATION

                  The Company will furnish a copy of its Annual Report for the year 1996 on Form 10-K, including the financial statements and schedules thereto required to be filed with the Securities and Exchange Commission, without charge to any person whose proxy is solicited herewith upon such person's written request therefor, which request shall contain a good faith representation that, as of the record date for the annual meeting of the Company's shareholders, the person making the request was a beneficial owner of securities entitled to vote at such meeting and such request shall be addressed to Curtis R. Harvey, Executive Vice President and Chief Financial Officer, First Financial Bankshares, Inc., P.O. Box 701, Abilene, Texas 79604. Exhibits to the 10-K Annual Report shall also be furnished upon the payment of a specified reasonable fee, which fee shall be limited to the Company's reasonable expenses in furnishing such exhibits.

                                 OTHER BUSINESS

                  Management does not know of any other matters that are likely to be brought before the meeting for action. However, if any matters do properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person voting the proxy.

By Order of the Board of Directors.

                                           KENNETH T. MURPHY, Chairman
March 28, 1997